SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2023	MONARCH ALTERNATIVE CAPITAL LP By: MDRA GP LP, its General Partner By: Monarch GP LLC, its General Partner By: /s/ Michael Weinstock Name: Michael Weinstock Title: Member
Dated: February 13, 2023	MDRA GP LP By: Monarch GP LLC, its General Partner By: /s/ Michael Weinstock Name: Michael Weinstock Title: Member
Dated: February 13, 2023	MONARCH GP LLC By: /s/ Michael Weinstock Name: Michael Weinstock Title: Member